Exhibit 99.1


                             PRESS RELEASE



          STATEN ISLAND BANCORP REVISES CERTAIN FINANCIAL ITEMS

       Revision Will Not Affect Company's Strong Financial Outlook

STATEN ISLAND, NEW YORK, November 15, 2002 - Staten Island Bancorp, Inc. (NYSE: SIB) (the "Company"), which announced on October 16, 2002, that it will restate its financial results for the year ended December 31, 2001 and the first and second quarters of 2002, has decided to make certain additional adjustments as part of the restatement. These additional adjustments were identified by the Company and its current independent auditors in the course of the reaudit of the Company's historical financial statements at and for the year ended December 31, 2001, which reaudit is currently in process.

As a result of these adjustments, net income for the three months ended September 30, 2002 is $47.0 million ($0.81 per diluted share) rather than $44.1 million ($0.77 per diluted share) as previously reported. For the nine months ended September 30, 2002, the Company's net income is $79.6 million ($1.38 per diluted share) rather than $72.9 million ($1.27 per diluted share) as previously reported. Among other factors, the Company's income increased in the 2002 periods due to its determination that certain charges should be reflected in 2001 rather than 2002. As a result, net income for the year ended December 31, 2001 is restated to $45.7 million ($0.75 per diluted share) compared to the $70.1 million ($1.15 per diluted share) previously reported.

These non-cash revisions have no material effect on the Company's financial condition or on its current well-capitalized position. The Company's business and financial outlook for 2002 remains strong.

The primary adjustments concern certain securities (primarily collateralized bond obligations) with a total carrying value of $24.5 million which were determined to have been other than temporarily impaired at December 31, 2001. Accordingly, pre-tax impairment charges of $14.5 million are now reflected in the Company's restated results for 2001. The Company had previously taken impairment charges against these securities of $500,000 in the first quarter of 2002 and $7.4 million in the second quarter of 2002; these charges have been reversed. The Company sold all of its remaining $14.3 million of collateralized bond obligations in the third quarter of 2002. A full discussion of the restatements and of the Company's financial performance for the third quarter of 2002 can be found in its Quarterly Report on Form 10-Q, which was filed yesterday with the U.S. Securities and Exchange Commission.



Staten Island Bancorp will amend its Annual Report on Form 10-K for the 2001 and quarterly reports on form 10-Q for the first and second quarters, and will file such amendments with the Securities and Exchange Commission as soon as practicable.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in the press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in the Company's Annual Report on Form 10-K and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "forecasts," "potential," or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

Staten Island Bancorp, Inc. is the holding company for SI Bank & Trust. SI Bank & Trust was chartered in 1864 and currently operates 17 full service branches and three limited service branches on Staten Island, New York, and two full service branches in Brooklyn, New York; and 15 full service branches in New Jersey. SI Bank & Trust also operates SIB Mortgage Corp., a wholly owned subsidiary of SI Bank & Trust, which conducts business under the name of Ivy Mortgage in 42 states. On September 30, 2002, Staten Island Bancorp had $6.9 billion in total assets and $594.3 million of total stockholders' equity.

Contacts:    Investors:    Donald Fleming             Ed Klingele
                           Staten Island Bancorp      Staten Island Bancorp
                           (718) 697-2813             (718) 697-2807

             Media:        Mike Pascale
                           The Abernathy MacGregor Group
                           (212) 371-5999